Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Deb Kline	Matt Booher
+1 908-953-6179	+1 908-953-7500
klined@avaya.com	mbooher@avaya.com

Avaya Enters Into Agreement to Acquire RADVISION Ltd.,

Simplifying Video for the Enterprise and “On the Go” Business Users

Video as easy as a phone call or text message

Technology Combination Expected to Allow Avaya To:

• Deliver ease of use video with intuitive collaboration

• Enable anywhere, anytime, any device communication

• Simplify and reduce the cost of today’s complex video networks

For Immediate Release: Thursday March 15, 2012

Basking Ridge, NJ – Avaya Inc. today announced it has signed an agreement to acquire RADVISION Ltd. (Nasdaq:RVSN), a leading provider of videoconferencing and telepresence technologies over IP and wireless networks. Through this acquisition, Avaya will provide customers a highly integrated and interoperable suite of cost-effective, easy to use, high-definition video collaboration products, with the ability to plug and play multiple mobile devices including Apple iPad® and Google Android™.

Upon closing, RADVISION’s enterprise video infrastructure and high value endpoints will be integrated with Avaya’s award winning Avaya Aura® Unified Communications (UC) platform to create a compelling and differentiated solution designed to accelerate the adoption of video collaboration. The RADVISION portfolio includes a full range of videoconferencing products, technologies and expertise serving enterprises, small business, and service providers. It includes standards-based applications, open infrastructure and endpoints for ad-hoc and scheduled videoconferencing with room-based systems, desktop, and mobile consumer devices. The integrated Avaya and RADVISION portfolios will extend intra-company business to business (b2b) and business to customer (b2c) video communications, and also supports internal “Bring Your Own Device” (BYOD) initiatives.

RADVISION’s SCOPIA Video product line and expertise integrated with the open architecture of Avaya Aura® will bridge existing H.323 communications networks and SIP-based environments, delivering scalability and a user experience designed to be intuitive and easy to operate. At the close of the transaction, RADVISION and Avaya channel partners will be positioned to deliver complete UC Video integration, operational support, and professional services.

In the transaction, which has been approved by each company’s Board of Directors, RADVISION shareholders will receive US$11.85 per share, valuing the transaction at approximately $230 million. The acquisition is expected to close within approximately 90 days assuming the satisfaction of agreed-upon closing conditions.

Entering into this agreement highlights Avaya’s commitment to bring The Power of We™ to every Avaya customer, helping businesses to drive faster collaboration, smarter decisions and better business results.

Supporting Quotes:

“The opportunity for personal workspace is now. Customers demand a rich, collaborative user experience that is interoperable and easy to use. In addition, we believe this transaction will leverage a highly-skilled, incredibly talented and experienced workforce ready to deliver video to enterprise customers. With this acquisition we will seek to extend videoconferencing to any device, anytime, anywhere, making it as easy as a phone call, seizing the opportunity to deliver a fully-integrated solution and architecture that we believe sets us apart from the competition.”

Kevin Kennedy, president and CEO, Avaya

“RADVISION has a strong heritage of developing and delivering innovative videoconferencing products and technologies deployed by Fortune 500® companies and global service providers. As companies and their customers seek to deploy a wide range of video capabilities as part of their daily collaboration, the combination of Avaya and RADVISION’s portfolio will provide flexible and easy to use solutions. Avaya’s commitment to quality, innovation, open architectures and industry standards is an ideal fit to advance RADVISION’s vision for making video part of everyday life.”

Boaz Raviv, CEO, RADVISION

“The addition of the RADVISION video portfolio to Avaya’s business collaboration solutions is a powerful combination. RADVISION’s video management capabilities, video bridging solutions, and video endpoint portfolio complement the Avaya Aura® unified communications platform. This is a win for both of these companies, their channel partners, and their end-user customers.”

Ira M. Weinstein, senior analyst and partner, Wainhouse Research

“Avaya’s pending acquisition of RADVISION is welcome news. It will bring Avaya an end-to-end video solution including a mature and reliable suite of infrastructure components, and provide RADVISION access to a global distribution channel and brand association with Avaya. Customers are demanding more powerful collaboration tools, with integrated video and voice solutions that leverage existing video investments, and enable them to benefit from new state-of-the-art technology. Integrating these complementary technologies will help minimize interoperability concerns and provide Avaya customers with a flexible collaboration solution.”

Michael Brandofino, EVP, Video and Unified Communications, AVI-SPL.

Tags: Avaya, unified communications, videoconferencing, business communications, collaboration, video communications, enterprise

About Avaya

Avaya is a global provider of business collaboration and communications solutions, providing unified communications, contact centers, networking and related services to companies of all sizes around the world. For more information please visit www.avaya.com.

About RADVISION

Founded in 1992, RADVISION (Nasdaq: RVSN) is a leading provider of video conferencing and telepresence technologies over IP and wireless networks. RADVISION teams with its channel and service provider partners to offer end-to-end visual communications that help businesses collaborate more efficiently. RADVISION propels the unified communications evolution forward with unique technologies that harness the power of video, voice, and data over any network. Visit www.RADVISION.com, our blog, and follow us on Facebook, Google+, LinkedIn, Twitter, and YouTube.

Certain statements contained in this press release are forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will” or other similar terminology. We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, including but not limited to, the ability of the parties to consummate the proposed transaction and the satisfaction of the conditions precedent to consummation of the proposed transaction. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. For a list and description of such risks and uncertainties, please refer to Avaya's filings with the SEC that are available at www.sec.gov. Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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